Exhibit 99.2

TORVEC, INC. announces extension of the Series C-3 preferred stock offering through September 1, 2016

ROCHESTER, NEW YORK June 13, 2016 (NEWSWIRE) Richard A. Kaplan, Chief Executive Officer of Torvec, Inc. announced that the Company has extended the offering of the Company’s Series C-3 Voting Convertible Preferred Stock to September 1, 2016. The Company has issued and sold an aggregate of $1,184,500 of the Series C-3 preferred shares to date and the Company’s board of directors has determined that it is in the best interest of the Corporation to further extend this private placement offering.

The offering of the Series C-3 Voting Convertible Preferred Stock is priced at $0.25 per share and is being offered in a private placement pursuant to Rule 506(c) promulgated by the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Securities Act”). The offering is being made only to “accredited investors” as defined in Rule 501(a) of Regulation D under the Securities Act.

ACCREDITED INVESTORS AND INTERESTED PARTIES CAN ACCESS THE ACCREDITED INVESTORS PAGE ON TORVEC’S WEB SITE AT: http://www.torvec.com/investors/accredited-investor. AT THE TORVEC WEB SITE INVESTORS WILL BE ASKED TO CONFIRM ACCREDITED INVESTOR STATUS AND THEN TO ACCESS THE OFFERING MEMORANDUM AND RELATED OFFERING MATERIALS. ALTERNATIVELY, INTERESTED INVESTORS CAN CALL THE COMPANY’S CHIEF FINANCIAL OFFICER, KATHLEEN BROWNE, AT 585-254-1100 EXT 310, TO REQUEST THIS INFORMATION AND MATERIALS. THE CRITERIA TO BE CONSIDERED AN ACCREDITED INVESTOR IS AVAILABLE ON THE COMPANY’S WEB SITE AT: http://www.torvec.com/investors/accredited-investor.

THIS PRESS RELEASE DOES NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY SERIES C-3 PREFERRED SHARES OR ANY OTHER SECURITIES. THE SERIES C-3 PREFERRED SHARES SHALL BE OFFERED ONLY PURSUANT TO THE COMPANY’S OFFERING MEMORANDUM DATED AS OF DECEMBER 8, 2015 (AS AMENDED FROM TIME TO TIME) AND RELATED OFFERING MATERIALS.

ABOUT TORVEC, INC. Torvec, Inc. (OTCQB: TOVC) was incorporated as a New York business corporation on September 25, 1996. The Company develops and markets advanced technologies in the areas of power, safety and wellness. The Company is focusing its commercialization strategies on the following technologies: (i) the CURA system which includes a wearable device, the myCadian™ watch which measures degradation of alertness and sleep attributes and the Z Coach education and training tool and (ii) the Aegis hydraulic pump. The MyCadian™ watch consists of hardware and software that measures multiple metrics in order to establish that a person's ability to perform a task or job appears to be degrading. The Aegis hydraulic pump is an innovative hydraulic design, whose goal is to deliver better efficiencies in a package that is smaller and lighter than existing technologies. The company is currently doing business as CurAegis Technologies. The Company has not had any significant revenue-producing operations.

CONTACT:

Richard A. Kaplan

Chief Executive Officer

585-254-1100